AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2000

                           REGISTRATION NO. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                              ARMOR HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             59-3392443
(State or other jurisdiction of Incorporation)          (I.R.S. Employer Identification No.)

                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
              (Address of Principal Executive Offices and Zip Code)

                                 -------------

                              ARMOR HOLDINGS, INC.
                            1999 STOCK INCENTIVE PLAN

                              ARMOR HOLDINGS, INC.
                             1998 STOCK OPTION PLAN

                                 -------------

                                WARREN B. KANDERS
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                              ARMOR HOLDINGS, INC.
                      1400 MARSH LANDING PARKWAY, SUITE 112
                             JACKSONVILLE, FL 32250
                                 (904) 741-5402
 (Name, address and telephone number, including area code, of agent for service)

                                 With a copy to:

                               KANE KESSLER, P.C.
                           1350 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 541-6222
                         ATTN: ROBERT L. LAWRENCE, ESQ.

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective.


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                              PROPOSED              PROPOSED
                                                              MAXIMUM               MAXIMUM            AMOUNT OF
  TITLE OF SECURITIES TO BE         AMOUNT TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
            REGISTERED             REGISTERED(1)(2)          PER SHARE(3)       OFFERING PRICE(3)         FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
          per share                2,725,000 shares           $14.01(3)            $38,190,563         $10,082.31
====================================================================================================================


    (1) The 1999 Stock Incentive Plan (the "1999 Plan") authorizes the issuance of a maximum of 2,000,000 shares of Common Stock which are reserved for issuance pursuant to the grant of stock based awards under the 1999 Plan. The 1998 Stock Option Plan (the "1998 Plan") authorizes the issuance of a maximum of 725,000 shares of Common Stock which are reserved for issuance pursuant to the grant of stock based awards under the 1998 Plan.

    (2) In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 also covers an indeterminate amount of shares as may be required to be issued to cover possible adjustments under each of the 1999 Plan and the 1998 Plan, including without limitation, adjustments in the event of stock dividends, stock splits, recapitalization, restructures, mergers, consolidations, combinations or exchanges of shares, separations, spin-offs, reorganizations, liquidations or other similar transactions effected without the receipt of consideration and which results in an increase in the number of outstanding shares of Common Stock.

    (3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 1,211,166 outstanding options granted under the plans for which the underlying shares of Common Stock have not previously been registered, which is $10.87 and (ii) with respect to 1,513,834 shares available for grant under the plans, a price of $16.531 (the average of the high and low price of the Registrant's Common Stock as reported on The New York Stock Exchange on August 25, 2000.

                                EXPLANATORY NOTE


         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock (the "Common Stock") of Armor Holdings, Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to each of the 1999 Plan and the 1998 Plan. In accordance with the Note to Part I of Form S-8, the information specified by
Part I for Form S-8 has been omitted from this Registration Statement. Shares of our Common Stock covered by this Registration Statement also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Registration Statement. The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of shares of our Common Stock which are deemed to be control securities, which have been acquired or will be acquired by control persons, pursuant to the 1999 Plan or the 1998 Plan.

                               REOFFER PROSPECTUS
                              ARMOR HOLDINGS, INC.
                        2,725,000 SHARES OF COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

         This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Armor Holdings, Inc., a Delaware corporation (the "Company" or the Registrant"), to sell a maximum of 2,725,000 shares of our Common Stock (the "Common Stock"), $0.01 par value per share (the "Shares"), which will be purchased or acquired by the Selling Stockholders pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan (the "Plan") and the 1998 Stock Option Plan (the "1998 Plan" and collectively with the 1999 Plan, the "Plans").

         All or a portion of the Shares offered hereby may be offered for sale, from time to time, on The New York Stock Exchange, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." We will receive none of the proceeds of this offering, although we will receive cash upon the sale of stock to the Selling Stockholders under the Plans. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by us. See "Expenses."

         SEE "RISK FACTORS" ON PAGE 21 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

         Our common stock is listed on The New York Stock Exchange. On August 28, 2000, the closing price of our common stock was $16.25 per share.

                                ---------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                 The date of this Prospectus is August 29, 2000.

         No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the specific registered securities to which it relates or an offer or solicitation with respect to those securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                ---------------


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. The telephone number of the Commission is (8090) SEC-0330. In addition, similar information can be inspected at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

         This Prospectus omits certain of the information contained in the Registration Statement of which this Prospectus is a part (the "Registration Statement"), covering the Common Stock, which pursuant to the Securities Act is on file with the Commission. For further information with respect to us and our common stock, reference is made to the Registration Statement including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement. The Registration Statement and the Exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:


                  i. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), pursuant to Section 12 of the Exchange Act, filed as of April 29, 1999, including any amendment or report filed for the purpose of updating such description.

                  ii. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

                  iii. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

                  iv. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000.

                  v. Definitive Proxy Statement dated May 19, 2000, relating to the annual meeting of stockholders held on June 15, 2000.

        All of such documents are on file with the Commission. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        We hereby undertake to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to our corporate secretary, c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250 (904) 741-5400.

                                   THE COMPANY

COMPANY OVERVIEW

         We are a leading global provider of security risk management service to multi-national corporations and governmental agencies through our ArmorGroup Services division. We are also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. ArmorGroup Services division provides sophisticated security planning and risk management, mine clearance services, electronic security systems integration, computer forensic, consulting and training services, as well as intellectual property asset protection, business intelligence and investigative services. We provide these services to multi-national corporations and governmental and non-governmental agencies across 38 countries. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment and has leading market positions in several of the product categories in which we compete. Such products include ballistic resistant vests and tactical armor, less-than-lethal munitions, holsters and duty gear, anti-riot products, narcotics identification kits and specialty lubricants, cleaners and preservatives and military weapon maintenance systems. These products are sold primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents, including approximately 350 in the United States. We believe significant opportunities exist to grow our company and extend our global infrastructure through geographic expansion and strategic acquisitions of related businesses in the fragmented security risk management services and products industry.

ArmorGroup Services Division.

         ArmorGroup provides a broad range of sophisticated security risk management solutions to multi-national corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Department of State, the United Nations and the World Bank. Our clients typically have personnel and other investments in unstable and often violent areas of the world. Through our offices on five continents, we provide our multi-national clients with a diversified portfolio of security solutions to assist them in mitigating risks in their operations around the world. Our highly trained, multi-lingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include the design and implementation of risk management plans and security systems, mine clearance services, provision of security specialists and training of security personnel. We also provide our multi-national clients with specialized investigative services enhanced by our global network. These services include intellectual property asset protection and related investigative services ranging from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activities. In addition, we provide business intelligence, fraud investigation, computer forensic and asset tracing and recovery services to financial services companies, law firms and other entities worldwide. We believe that many of our security services, while often representing a small portion of our clients' overall cost of doing business, are critical to our clients' success. We believe this creates a consistent demand for our premium services at attractive margins.

Armor Holdings Products Division.

         Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment, such as ballistic resistant vests and tactical armor, bomb disposal equipment, less lethal munitions, anti-riot products including tear gas and distraction grenades, narcotics identification kits, custom-built armored vehicles, specialty lubricants, cleaners and preservatives and military weapon maintenance systems and holsters and duty gear. Our products are marketed under brand names which are well-known and respected in the law enforcement community such as American Body Armor, Safariland, Defense Technology, Federal Laboratories, MACE(R), PROTECH and NIK(R). We sell our manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies. We believe there are significant opportunities to grow our manufacturing business through the acquisition and development of new product lines, expansion into new territories and further development of sales to specialized government and military agencies. In addition, management believes that consistent demand for our premium products at attractive margins will continue because our products are critical to the safety and effectiveness of our customers.

INDUSTRY OVERVIEW

         We participate in the global security risk management industry by providing specialized security services to multi-national corporations and governmental agencies and through the manufacture of security products marketed to law enforcement and correctional personnel. Increasingly, governments, businesses, and individuals have recognized the need for our services and products to protect them from the risks associated with white-collar crime, fraud, physical attacks and threats of violence. In general, the need for protection against these risks is confirmed by a variety of statistics. For example, according to the American Society for Industrial Security, damages from intellectual property thefts result in estimated losses of $250 billion annually for U.S.-based companies. In addition, fraud costs U.S. organizations over $400 billion annually according to a recent estimate by the Association of Certified Fraud Examiners. The number of casualties resulting from terrorist incidents increased from 317 in 1991 to 2,963 in 1996, and in 1997, 73% of all international terrorist incidents targeted businesses compared to 53% in 1992. Corporate governance and legal imperatives are driving corporations to seek enhanced standards of risk management.

Specialized Security Services Market.

         In response to these security problems, corporations are increasingly contracting experienced private companies to perform their security services. Industry studies demonstrate that the worldwide security services market has been growing at a rate of 8.0% annually from 1995 to 2000. Total revenues for the worldwide market have reached $61.8 billion and are projected to grow to $87.9 billion by 2005. Management believes that demand by multi-national corporations and governmental agencies operating in developing nations for security services such as risk assessment, crisis management, guard force management, security force organization and executive protection is likely to increase as these entities continue to establish operations and manufacturing facilities in foreign and developing countries. These services are mission-critical to our client's businesses and ArmorGroup enjoys premium positioning offering the potential for sustained high margins.

         The U.S. has been the target of several deadly terrorist attacks directed toward U.S. Department of State personnel and facilities across the world. In 1998, U.S. embassies in Nairobi and Dar Es Salaam were bombed, resulting in over 235 deaths and over 5,000 injuries. The U.S. government's response to these threats also supports the increased emphasis on protection against security risks. With our global network of overseas offices and our broad portfolio of security services and products, we believe that we are well positioned to participate in expected increases in security-related spending at U.S. diplomatic facilities around the world. Demand for corporate investigative services continues to grow as corporations react to the need to protect their assets against the growing threats of international fraud, counterfeiting and piracy of intellectual property. Client companies require sophisticated investigative solutions including computer-based techniques and strong cross-border capabilities. ArmorGroup is able to deliver these key requirements.

Manufactured Security Products Market.

         Certain industry studies estimate that worldwide expenditures for security products will grow at a compounded annual rate of 7.9% from approximately $14 billion in 1990 to approximately $60 billion in 2010. Although these statistics do not correlate directly to our product lines, we believe that the increasing spending in the private security sector is indicative of a greater demand for our products in the law enforcement, correctional and governmental sectors.

         In response to an increased emphasis on safety and protection, the number of police officers has increased significantly over the past several years. By 1996 there were approximately 738,000 full-time sworn law enforcement officers in the U.S. In 1993, a U.S. Department of Justice survey of local police departments indicated that 65% of such organizations have purchased body armor for all of their officers, 60% supply their officers with pepper spray, 35% supply their officers with tear gas and 10% maintain inventories of stun grenades and less-than-lethal projectiles. In addition, the U.S. prison population has doubled since 1985 to approximately 1.8 million inmates in 1998. We believe this rise in the prison population has spurred demand from institutional correctional facilities for manufactured security products.

KEY STRENGTHS

         We believe that the following key strengths will enable us to continue to increase sales to existing and new customers, expand our service and product offerings, enter new markets, increase our profitability and capitalize on industry trends.

Broad Portfolio of Services and Products.

         We offer a broad portfolio of security services and products, enabling us to provide comprehensive solutions to our customers' security needs. We strive to enhance our position as a single source provider of global security services to our clients and believe that our worldwide infrastructure enables us to follow our governmental and multi-national corporate clients to new geographical markets as well as cross-sell additional services to these customers. Similarly, our extensive product distribution network allows us to provide our customers a broad array of complementary manufactured law enforcement equipment. Through strategic acquisitions and internal growth, we expect to continue to expand our service and product offerings.

Strong Client Base and Extensive Distribution Network.

         ArmorGroup services serves a client base representing governmental agencies and approximately 500 multi-national corporations worldwide. Armor Holdings Products has a broad, full service network of approximately 350 domestic distributors and 150 international agents to sell our portfolio of manufactured law enforcement equipment. The quality and scope of our products and the strength of our brand names has enabled us to establish one of the largest distribution networks in the industry and engendered the loyalty of our distributors. We work closely with our distributors and agents to respond to and anticipate the needs of end-users, which we believe allows us to maintain our market leadership position. We believe that the diversity of our clients' end-markets, the continued globalization of our clients and the strength of our distribution relationships minimize our dependence on any particular product, market, or customer.

Strong Brands with Leading Market Positions.

         Our product lines are marketed under brand names widely recognized in law enforcement, such as American Body Armor, NIK(R), Defense Technology, Federal Laboratories, MACE(R), Break-Free and Safariland and others. Due to the life-protecting nature of the products in the markets that we serve, end-users prefer to purchase premium products with brand names that have solid reputations for quality and which provide high levels of performance. The strength of our brand names has contributed to our leading market positions in several of the product categories in which we compete, including body armor (Xtreme(TM) and Zero-G(TM)), aerosol defense sprays (MACE(R)), less-than-lethal munitions (Defense Technology and Federal Laboratories), duty gear (Safariland) and weapons cleaning systems (Break-Free).

Proven Track Record of Identifying, Completing and Integrating Acquisitions.

         Since January 1996, we have completed 20 acquisitions in the security services and products industry. We employ a disciplined approach to evaluating acquisition opportunities and integrating the operations of acquired businesses. We believe that these acquisitions have strengthened our market position, leveraged our distribution network and expanded our service and product offerings. Further, we believe that our performance-based compensation plan enables us to retain strong managers of acquired businesses and provides for timely and efficient integration of acquired operations.

GROWTH STRATEGY

         Our strategic objective is to be the leading global provider of security risk management services and products to multi-national corporations, governmental agencies and law-enforcement personnel. We expect the demand for security risk management services and products to continue to grow and we seek to capitalize on this growth by offering a comprehensive array of premium security risk management services and law enforcement equipment throughout the world. We intend to enhance our leadership position through strategic acquisitions by creating a broad portfolio of services and products to satisfy all of our customers' increasingly complex security needs. By establishing a critical mass of services and a broad base of customers, we have built in the capacity to perform multiple aspects of our clients' threat analyses and security provision on a comprehensive basis. We plan to continue to execute this growth strategy primarily through internal expansion of our existing businesses and through strategic acquisitions of businesses offering complementary services, markets, and customer bases. The following elements define our growth strategy:

Pursue Strategic Acquisitions.

         The security risk management services and products industry is highly fragmented and characterized primarily by smaller, geographically restricted single service or product providers. We believe, however, that many clients in the industry would prefer to deal with a consolidated entity that can provide a broad spectrum of services and/or products in the security risk management industry with coverage of their needs across entire regions, or globally. As a result, we selectively pursue acquisitions that complement and expand our service and product offerings and provide access to new geographic markets, additional distribution channels and new client relationships.

Broaden Service Offerings to Existing Client Base.

         We broaden our existing service offerings through strategic acquisitions and develop a comprehensive range of security risk management offerings with a global network of service providers. We intend to continue to market our expanded offerings by increasing penetration of our existing client base with sales of additional services.

Expand Client Base.

         We expand our client base by offering a complete array of security risk management services to our service clients, particularly those involved in the petrochemical and mineral extraction industries, branded product industries, and financial services industries as they expand their commercial activities throughout the world. In addition, we market our expanded offerings to new clients referred to us by our existing clients. Client referrals have historically provided significant growth opportunities for us with minimal incremental marketing expense.

Expand Distribution Network and Product Offering.

         We leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in the development of new and enhanced products which complement our existing offerings. A broader product line enables us to strengthen our relationship with distributors and enhance our brand appeal with military, law enforcement and other end users.

Continue Global Expansion.

         We expand the scope of our service and product offerings by serving existing customers who are expanding geographically, acquiring complementary assets and capabilities and extending our distribution network into new territories. We target those regions where emerging market conditions or political instability create demand for our services or where increased regulation, political instability or growth of prison populations create a demand for our products. Many existing clients are pursuing rapid global expansion strategies which may also provide access to new territories and prospective new client relationships.

ACQUISITIONS

     We have pursued a strategy of growth by acquiring businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions including whether the business to be acquired (1) broadens the scope of the services or products we offer or the geographic areas we serve, (2) offers attractive margins, (3) is accretive to earnings, and
(4)offers the opportunity to enhance profitability by improving the efficiency of our operations. Since January 1996, we have consummated 20 acquisitions.

Acquisition History.

         The following table summarizes certain information concerning the acquisitions we have announced or closed.

                               ARMORGROUP SERVICES


                               Year
                               ----
   Company                   Acquired               Services
   -------                   --------               --------
DSL Group Limited              1997        Security risk management and consulting services worldwide

Gorandel Trading Limited       1997        Security risk management and consulting services in
                                           Russia

Low Voltage Systems            1998        Electronic security systems integration
Technology

Asmara Limited                 1998        Investigation, asset tracing, due diligence

CDR International Limited      1998        Intellectual property asset protection

Alarm Protection Services      1998        Alarm monitoring, systems integration, and physical security in Uganda
Ltd.

The Parvus Company             1999        Global business intelligence

Alarm Systems Holding Company  1999        Electronic security and fire alarm systems integration

Fire Alarm Service             1999        Electronic security and fire alarm systems integration
Corporation

                               2000        Computer forensics training, software development and computer evidence
New Technologies, Inc.                     consulting


Special Clearance Services     2000        Humanitarian de-mining and ordnance disposal
Limited

Network Audit Systems, Inc.    2000        Computer forensics

OVG International
Limited/Traquair (Hong Kong)   2000        Investigation, asset tracing, due diligence
Limited (HK), Traquair (Hong
Kong) Limited (BVI)

                             ARMOR HOLDINGS PRODUCTS


                               Year
                               ----
   Company                   Acquired               Services
   -------                   --------               --------
NIK Public Safety Product
Line                           1996        Portable narcotic identification kits under the NIK brand name

Defense Technology                         Less-than-lethal and anti-riot products under the brand names Defense
Corporation of America         1996        Technology, Def-Tech, Distraction Device and First Defense

Supercraft (Europe) Limited    1997        High visibility garments

Law Enforcement Division of
Mace  Security                             Tear gas and pepper sprays under the brand name MACE(R) and Federal
International, Inc.            1998        Laboratories

PROTECH Armored Products of
Massachusetts, Inc.            1998        Hard armor, vehicle armor under the brand name Protech

Safariland Ltd., Inc.                      Law enforcement products under the brand names Safariland, Safari
                               1999        Armor, Duty Gear, Zero-G, Nylok

Break-Free, Inc.               2000        Specialty lubricants and military weapon maintenance systems


SERVICES AND PRODUCTS

ARMORGROUP SERVICES

         Our ArmorGroup Services division provides a broad range of sophisticated security risk management services to multi-national corporations and to governmental and non-governmental agencies, including the following services:

Security Planning, Advice and Management.

         We believe we are the world's leading provider of specialized security risk management services. We operate in high risk and hostile environments characterized by rapid economic growth, political instability, diminished law-and-order, emerging market conditions and/or significant natural resources, such as Africa, South America, Central Asia, Russia and the Balkans. The core of our service business is the creation and implementation of risk management plans and solutions to complex security problems in high risk areas through detailed and targeted analysis of potential threats to security, assistance in the secure design of facilities, the provision of highly qualified specialists with extensive international experience in practical security applications and on-going training of security personnel and client personnel with respect to preventive security measures. We also provide humanitarian mine clearance and ordnance disposal and maintenance of secure lines of communication.

         We offer security solutions that involve law enforcement training, security consultation services and experienced security personnel who act as planners, trainers, managers, advisors, instructors and liaison personnel. We also provide teams of security consultants and advisors many of who are British Special Air Services veterans. We provide security services including risk assessment, project organization and management, equipment, training and management of existing guard forces, system design, procurement and installation, crisis management, VIP protection, specialist training and evacuation planning. In connection with our security services, we utilize the services of approximately 140 expatriates and 3,500 locally recruited guards. These guards are supervised, managed and trained by our professional security staff. Our clients are multi-national corporations in industries including petrochemical and natural resource extraction, manufacturing, travel and financial services. Additionally, we serve governmental and non-governmental agencies.

Security Systems Integration.

         We are a provider of security systems specializing in the design, integration, maintenance and technical support of sophisticated electronic and computer-driven security and fire alarm systems. We specialize in high-speed analog and digital transmission designs for life safety, communication, alarm, closed circuit television, access control, television and security systems. These systems are installed in airports, banks, government buildings, hospitals, prisons, universities, stores, office buildings, telecommunication centers, radio and television stations, and similar locations. Our clients include multi-national companies, embassies and high commissions and military entities worldwide.

Intellectual Property Asset Protection.

         We provide a full range of consulting and investigative services specializing in worldwide intellectual property asset protection for multi-national corporations with products that have valuable brand name recognition. Our services range from protecting companies against counterfeiting, patent infringements, product tampering, gray market distribution, and extortion to identifying unethical supplier activities such as the use of child labor. These services are provided by professionals with extensive backgrounds in related areas, including trade and customs law. We offer brand protection and often work with our clients during product development to establish trademark and patent protection strategies and work to protect the brand throughout its lifecycle. Our clients include multi-national branded product companies involved in tobacco, sportswear, spirits, and pharmaceuticals, as well as financial services and insurance companies.

Investigation and Due Diligence.

         We provide fraud investigation, assettracing, computer forensics, due diligence, litigation research, political risk analysis and other business intelligence services to multi-national and financial services companies worldwide. We rely on our network of business intelligence contacts, many proprietary and public databases, and our experience in gathering and deciphering hard to find information. We are enhancing our capabilities in this area through acquisition. Our professionals have various backgrounds including experience in financial, due diligence and foreign intelligence services. Our clients include investment and commercial banks, insurance companies, law firms and other multi-national companies.

ARMOR HOLDINGS PRODUCTS

Body Armor.

         We manufacture and sell a wide array of armor products under the leading brand names American Body Armor and Safariland which are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. Our principal armor products are ballistic resistant vests, sharp instrument penetration armor, hard armor such as anti-riot gear, helmets, shields and upgrade armor plates, and bomb protective gear. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. In addition, we primarily sell ballistic resistant vests, under the brand names Xtreme(TM) and Zero-G(TM). Our body armor products that are manufactured in the United States are certified under guidelines established by the National Institute of Justice.

         We offer two types of ballistic resistant armor, concealable armor and tactical armor. Concealable armor, which generally is worn beneath the user's clothing, is our basic line of body armor. These vests are often sold with a shock plate, which is an insert designed to improve the protection of vital organs from sharp instrument attack and to provide enhanced blunt trauma protection. Tactical armor is worn externally and is designed to provide protection over a wider area of a user's body and defeat higher levels of ballistic threats. These vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection. Tactical armor may also provide enhanced protection against neck, shoulder and kidney injuries. Tactical armor is offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high-coverage armor and flak jackets.

         Our sharp instrument penetration armor is designed primarily for use by personnel in correctional facilities and BY other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special metallic blends, as well as, flexible woven fabrics and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide both ballistic and sharp instrument penetration resistant protection.

         We manufacture several hard armor products under the PROTECH brand name. PROTECH products include ballistic shields, helmets, visors and other personal protection accessories and armor products for helicopters, automobiles and riot control vehicles.

         We also manufacture a variety of hard armor ballistic shields primarily for use in tactical clearance applications. These shields are manufactured using Spectra ballistic fibers, polyethylene ballistic materials, ballistic steel, ceramic tiles, ballistic glass or a combination of any one or more of these materials. Other hard armor products include tactical face masks and helmets, ballistic shields, barrier shields and blankets. These products allow tactical police officers to enter high threat environments with maximum ballistic protection.

         Other specialty products that we manufacture include armored press vests, executive vests, raincoats and fireman turnout coats. These specialty products can be custom designed to provide various levels of ballistic protection. We also distribute a variety of items manufactured by others, including gas masks, duty gear, and holsters.


Duty Gear.

         We are a leading supplier of duty gear to law enforcement personnel in the United States. Uniformed police officers require a wide assortment of duty gear, which typically includes items such as belts, safety holsters, handcuff and flashlight holders and related accessories. We manufacture and sell under the widely recognized Safariland brand duty gear (Safari-Laminate(TM)), nylon duty gear and accessories. Duty gear represents a very attractive market and one in which brand appeal, safety and quality dictate demand.
Replacement sales represent significant recurring demand for duty gear.


Less-Than-Lethal Products.

         Under the Defense Technology, First Defense, Federal Laboratories and MACE(R) brands, we manufacture and sell a complete line of less-than-lethal, anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and distraction devices.

         Through the acquisition of the assets of the law enforcement division of Mace Security International, Inc., we acquired the exclusive license to use the MACE(R) brand in connection with the manufacturing and sale of MACE(R) aerosol sprays to law enforcement entities worldwide. We also manufacture pepper sprays containing the active ingredient oleoresin capsicum, a cayenne pepper extract. Our pepper spray formula is patented and carries the trademark name of First Defense. The products range from small "key-ring" and hand-held units to large volume canisters for anti-riot and crowd control applications.

         Our tear gases are manufactured using Orthochlorabenzalmalononitrile ("CS") and Chloroacetophenone ("CN"). These products are packaged in hand-held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as in 37 mm, 40 mm and 12 gauge munitions. The munitions include barricade rounds, blast dispersions and pyrotechnic canisters. We hold a patented design covering two of our non-pyrotechnic grenades.

         We manufacture a wide range of specialty impact munitions that can be used against either individual targets or in anti-riot and crowd control situations. These products, which range from single projectiles, such as bean bags, rubber balls, wood and rubber batons, to multiple projectile products containing rubber pellets, rubber balls or foam, can be fired from standard

12 gauge shotguns, 37 mm gas guns and 40 mm launchers.

         We also manufacture a patented and trademarked device that is used for dynamic entries by specially trained forces where it is necessary to divert the attention of individuals away from an entry area. This product, which carries the trademark name of Distraction Device, emits a loud bang and brilliant flash of light when used.

Narcotic Identification and Evidence Equipment.

         We assemble and market portable narcotic identification kits under the NIK(R) brand name which are used in the field by law enforcement personnel to identify a variety of controlled substances, including cocaine, marijuana, heroin and LSD. We also assemble and market evidence collection kits and evidence tape, and have the exclusive rights to distribute Flex-Cuf(R) and Key-Cuff disposable restraints.


CUSTOMERS

ArmorGroup Services.

         Our principal security services clients include multi-national corporations that have significant investments in remote and hostile areas of the world. We currently serve clients in over 15 industries including petrochemical, mining, branded products, financial services, insurance and legal. Other significant clients include the United Nations, governmental embassies including those belonging to the United States, projects funded by the World Bank and the European Commission and a variety of banking, finance, aid and humanitarian organizations and companies engaged in international trade and commerce.

         We have no clients or customers who account for more than 10% of our total sales for the 1999 fiscal year, and our ten largest clients account for approximately 10% of total sales for the 1999 fiscal year.

Armor Holdings Products.

         In 1999, we sold approximately 82% of our products in the U.S., with the balance sold internationally. The primary end-users of our products are law enforcement agencies, local police departments, state correctional facilities, highway patrols and sheriffs' departments.

MARKETING AND DISTRIBUTION

ArmorGroup Services.

         As we have expanded our service offerings, we have better exploited efficiencies and more active marketing has become an integral part of our growth efforts. In addition to sourcing new business from client referrals, we continue to follow our clients into new geographic areas where there exist significant security risks. We rarely enter a country without a substantial contract for services already in place. Once established in a country, we seek to expand our service offerings and our customer base through active marketing. As we have integrated new services our professionals have increasingly relied on active marketing to generate new business. We have fostered the cross selling of our services by physically locating our professionals in common space and educating our professionals about all of our service business lines. Further, a rebranding effort is completed to market our services under the brand ArmorGroup. A comprehensive web presence has been established (www.armorgroup.com) as a key marketing tool for the business and with potential to deliver risk information services on-line. We are focusing on clients in high growth industries where the need for investigation, brand protection and other security services are critical to success. The industries we are targeting include financial services, software and publishing, insurance, natural resource extraction, and global consumer brands.

Armor Holdings Products.

         As a result of our history of providing high-quality and reliable armor, duty gear, less-than-lethal products and narcotic identification and evidence equipment, we enjoy excellent name recognition and a strong reputation in the law enforcement equipment industry. The central element of our marketing strategy is to capitalize our name recognition and reputation amongst our customers by positioning ourselves as a global provider of many of the premier security risk management services and law enforcement equipment that our customers may need. By positioning ourselves in this manner, we can capitalize on our existing customer base and our extensive global distribution network, maximize the benefits of our long history of supplying security-related products around the world and leverage our leadership position in the security risk management services and products markets. When entering a foreign market, we penetrate the market by offering the most comprehensive range of products and services available in the security industry. We tailor our marketing strategy to each geographic area of the world and will often tailor our product offering by country. There are opportunities for cross-marketing of military and law enforcement products which could strengthen the image of each product group. We believe that our ability to cross-market our security risk management services and products will enhance our position as an integrated provider of an extensive assortment of such services and products.

         In addition, we have designed comprehensive training programs to provide initial and continuing training to our customers in the proper use of our various product lines. These training programs are typically conducted by trained law enforcement and military personnel we hire for such purpose. Training is essential for our customers to use our products properly and to avoid injury. Certain of our training programs also contribute to revenues. Training programs are an integral part of our customer service. In addition to enhancing customer satisfaction, we believe that they also help breed customer loyalty and brand awareness, so that we may sell additional products to the same customer. Our marketing efforts are further augmented by our involvement with and support of several important law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers and the International Association of Chiefs of Police.

         Our distribution strategy involves the utilization of a worldwide distribution network of approximately 350 domestic distributors and 150 international agents, as well as 15 regional domestic sales managers who promote our products but refer customers to a local distributor for purchasing. We further reinforce distributor loyalty by offering price discounts to high volume distributors. We believe that relationships with our distributors are strong. The distributors benefit from their association with us due to the quality our manufactured products, the scope of our product line, the high degree of service we provide and the distributor's opportunity to participate profitably in the sale of our products.

         We seek to expand our distribution network. As we identify and acquire businesses that fit strategically into our existing product and service portfolio, we maximize our distribution network by offering additional products and services. Recent acquisitions have opened new channels of global distribution to parts of the world not previously penetrated and have enabled us to more fully exploit our extensive access to multi-national corporations, whose security service needs in unstable countries may in the future require security products that complement the services provided. The addition of these new distribution channels will allow us to take advantage of our various units' distribution networks by offering a wider variety of products, thereby increasing operating efficiencies.

PRODUCT MANUFACTURING AND RAW MATERIALS

         The primary raw materials used in manufacturing ballistic resistance garments are various ballistic fibers, including Kevlar, Twaron and SpectraShield. Kevlar, an aramid fiber, is a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont") and is only available from Du Pont and its European licensee. SpectraShield is a high strength polyethylene product of Honeywell, Inc. We also use Twaron, an aramid fiber product of Akzo-Nobel Fibers B.V. We purchase these fibers directly from the manufacturers, and from weaving companies who convert the raw fibers into ballistic fabric. We believe that we enjoy a good relationship with these weaving companies. However, if necessary, we believe that we could readily find replacement weavers. We also use SpectraShield and Kevlar in our hard and vehicle armor products. Additionally, we use polycarbonates, acrylics, ballistic quality steel, ceramics, and ballistic glass. We are aware of multiple suppliers for these materials and would not anticipate a significant impact if we were to lose any suppliers. We do not manufacture equipment used in our security systems integration business.

         We obtain from several sources the raw materials we used in the production of chemical agents. The raw chemicals used in the production of CS tear gas are readily obtainable with the exception of Malononitrile, for which sources are limited. If we were unable to obtain Malononitrile, or if there were a material increase in the price of Malononitrile, our production of CS tear gas could be severely curtailed. The remainder of the chemicals and piece parts used by us are readily available from other suppliers. Although we manufacture armor on a built-to-order basis, we do maintain reasonable inventories of our less-than-lethal and anti-riot products.

         We purchase other raw materials used in the manufacture of our various products from a variety of sources and additional sources of supply of these materials are readily available. We also own several molds which are used throughout our less-than-lethal product line.

         We adhere to strict quality control standards and conduct extensive product testing throughout our manufacturing process. Raw materials are also tested to ensure quality. We have obtained ISO 9001 certification for our Jacksonville manufacturing operation for body armor and narcotic identification kits, our Wyoming manufacturing facility for less-than-lethal products, and our Safariland facilities in Ontario, CA and Mexico for body armor and duty gear holsters and accessories. We have obtained ISO 9002 certification for our Westhoughton, England manufacturing facility for body armor and high visibility garments. ISO standards are promulgated by the International Organization of Standardization and have been adopted by more than 100 countries worldwide. We obtain ISO certification by successfully completing an audit certifying our compliance with a comprehensive series of quality management and quality control standards.

COMPETITION

         The security services industry is highly competitive, and we compete in a variety of fields with competitors ranging from small business to multi-national corporations. Within the security services industry we compete on the basis of the quality of services provided, ability to provide national and international services and range of services offered, as well as price and reputation. Our security services also face a wide variety of competition in different areas, although there is no single organization that competes directly with us globally. Our principal competitors in this market include The Kroll-O'Gara Company, The Wackenhut Corporation, Securitas AB, Pinkerton's, Inc., Control Risks Group, Electronic One and Tyco International, Ltd. and its subsidiary ADT. Our primary competitors in supplying security services to the petrochemical and mining industries are local security companies, in-house security programs and small consultancy companies. Our primary competitors in the embassy and international agency protection business are local companies and large manned guarding companies including The Wackenhut Corporation, Securicor, Group 4 Securitas (International) B.V. and ICTS International, N.V. As the countries within which we operate become more mature and stable, competition is likely to increase.

         The market for our products is highly competitive and we compete in a variety of fields with competitors ranging from small businesses to multi-national corporations. In the body armor business, we compete by providing superior design, engineering and production expertise in our line of fully-integrated ballistic and blast protective wear. Our principal competitors in this market include Point Blank Body Armor, Inc., Second Chance Body Armor, Inc. and Rabin-Tex. In the less-than-lethal product industry we compete by providing a broad variety of less-than-lethal products with unique features and formulations which we believe afford us a competitive advantage over our competitors. The principal competitive factors for all of our products are quality of engineering and design, reputation in the industry, production capability and capacity, price and ability to meet delivery schedules.

PATENTS AND TRADEMARKS

         We currently own numerous issued U.S. and foreign patents and pending patent applications relating to our product lines as well as several registered and unregistered trademarks relating to our products. The trademarks include Gold Series GSX, Xtreme, Def-Tec

Products, Distraction Device, NIK, Identidrug, Federal Laboratories, Safariland, Break-Free, Zero G and First Defense. We also have an exclusive license to use the MACE trademarks in the law enforcement market. Although we do not believe that our ability to compete in any of our product markets is dependent solely on our patents and trademarks, we do believe that the protection afforded by our intellectual property provides us with important technological and marketing advantages over our competitors. Although we have protected our technologies to the extent that we believe appropriate, the measures taken to protect our proprietary rights may not deter or prevent unauthorized use of our technologies. In other countries, our proprietary rights may not be protected to the same extent as in the United States.

GOVERNMENT REGULATIONS

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace. We are also regulated by the U.S. Bureau of Alcohol, Tobacco, and Firearms as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. We are also subject to certain regulations promulgated by, among others, the U.S. Departments of Commerce and State and the U.S. Environmental Protection Agency.

ENVIRONMENTAL MATTERS

         We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 1999 or 2000. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

         We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. We may be subject to liability, including liability for cleanup costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile ("CS") and Chloroacetophenone ("CN") chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.

                                      * * *

         Our principal executive offices are located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250, (904) 741-5400.

                                  RISK FACTORS

                  Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision. This Prospectus contains forward_looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

                  A key element of our growth strategy is the acquisition of businesses and assets that will complement its current businesses. We cannot assure that we will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, we cannot assure that we will be successful in integrating acquired businesses into our existing operations or that such integration will not result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Such acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional Common Stock. We cannot assure that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our credit facility with CIBC, Inc., NationsBank, N.A. ("NationsBank"), First Union National Bank and SunTrust Bank, North Florida, N.A., as lenders, NationsBank, as Documentation Agent and Canadian Imperial Bank of Commerce, as Administrative Agent (the "Credit Facility") impose, and the terms and conditions of future debt instruments may impose, restrictions on us that, among other things, restrict our ability to make acquisitions.

RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS

                  We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, personnel qualified both in the provision of our security services and the marketing of such services are difficult to identify and hire. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel, our ability to implement successfully enhancements to our management systems and our ability to adapt those systems, as necessary, to respond to growth in our business. No assurance can be made that we will be able to hire such qualified persons as and when required.

INHERENT RISKS OF CERTAIN PRODUCTS WE SELL

                  The products we manufacture are used in applications where the failure of such products to perform as expected, or the failure to use such products properly, could result in serious bodily injury or death. These products include body armor designed to protect against ballistic and sharp instrument penetration, and less_than_lethal and anti_riot products such as pepper sprays, distraction devices, and flameless expulsion grenades. Along with Defense Technology Corporation ("DTC") and other parties, we have been named as defendants in product liability lawsuits claiming damages for, among other things, wrongful death resulting from the use by law enforcement officers of less_than_lethal products sold by Defense Technology Corporation of America ("DTCoA"). We are aware of claims, including claims against DTCoA, of permanent physical injury and death caused by self_defense sprays and other munitions intended to be less_than_lethal. We are also aware that the U.S. Justice Department is studying the role that self_defense pepper sprays may have had in the deaths of suspects sprayed by law enforcement personnel. In addition, the manufacture and sale of certain less_than_lethal products may be the subject of product liability claims in the event that such products do not perform in the manner in which they are intended to perform.

INHERENT RISKS OF SERVICES WE PROVIDE

                  We provide security services through DSL Group Limited ("DSL"). These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, DSL's management and employees are often located in highly unsafe and unstable environments, such as Africa, South America and Central Asia. Under certain circumstances, we supplement our own personnel with local police or military who are not legally under our control and supervision. This lack of direct control may limit our effectiveness without insulating us from liability claims based on the actions of these personnel. In addition, murders, kidnappings and attacks on facilities and installations are endemic in the locations in which DSL operates. We cannot assure that lawsuits alleging negligence in the provision of security services and seeking substantial amounts in damages will not be brought in the future, or that any such lawsuit would not be successful and have a material adverse effect on our financial condition and results of operations.

RISKS OF PRODUCT LIABILITY

                  The failure of our products to perform as intended could result in serious injury or death and give rise to product liability claims against us. We cannot assure that our product liability insurance coverage will be sufficient to cover the payment of any potential claim. In addition, we cannot assure that insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any substantial uninsured loss would have to be paid out of our assets and would have a material adverse effect on our financial condition. In addition, the lack of product liability coverage would prohibit us from bidding for orders for certain municipal customers which require such coverage. Any such lack of coverage would have a material adverse effect on our financial condition and results of operations.

RISKS OF CONDUCTING INTERNATIONAL OPERATIONS

                  We have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we sell our products and services in other foreign countries and are seeking to increase our level of international business activity. Accordingly, we are subject to various risks, including U.S._imposed embargoes of sales to specific countries, foreign import controls and foreign currency restrictions, which may be arbitrarily imposed and enforced, exchange rate fluctuations, expropriation of assets, war, civil uprisings and riots, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied. We may be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. We cannot assure that such risks will not result in a loss of business or other unexpected costs which could have a material adverse effect on our financial condition and results of operations. Since DSL routinely operates in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux, it is difficult to assure that we are in compliance with all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our financial condition and results of operations.

GOVERNMENT REGULATION

                  We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms.

                  We are subject to various federal, state and local environmental laws, regulations and ordinances governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and wastes. We use a variety of hazardous chemicals in connection with the manufacture of certain of our less_than_lethal products, including tear gas. Current conditions and future events, such as changes in existing laws and regulations, may give rise to additional compliance costs that could have a material adverse effect on our business, financial condition or results of operations. Furthermore, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable and the amount of such liability could be material.

                  Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. DSL operates in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have an adverse effect on our financial condition and results of operations.

BUDGET CONSIDERATIONS

                  Customers for our products include law enforcement and governmental agencies. Budgetary allocations for law enforcement are dependent, in part, upon government tax revenues and budgetary constraints, which fluctuate from time to time. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased expenditures in certain areas. Our results of operations may be subject to substantial period_to_period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for law enforcement could materially and adversely affect our business, financial condition and results of operations.

COMPETITION

                  Our business is highly competitive in all product and service lines. Our competitors may have significantly greater financial resources, larger facilities and operations and depth and experience of personnel as well as more recognizable trademarks for products similar to those we sell. In addition, our competitors may develop or improve their products, in which event our products may be rendered obsolete or less marketable. The security services industry is extremely competitive and highly fragmented. We expect that the level of competition will increase in the future. We cannot assure that we will be able to continue to compete successfully.

INFLUENCE OF SIGNIFICANT STOCKHOLDERS

                  Warren B. Kanders, in his capacity as the sole stockholder of Kanders Florida Holdings, Inc. ("Kanders"), may be deemed to be the beneficial owner of approximately 15.1% of the outstanding shares of our Common Stock. In addition, our officers and directors, including Mr. Kanders, beneficially own an aggregate of approximately 6.7 million shares, or approximately 29% of our Common Stock. Consequently, Mr. Kanders, as our Chairman of the Board of Directors and as the sole stockholder of Kanders, together with our officers and directors, will have the ability to significantly influence the election of our directors and on the outcome of corporate actions requiring stockholder approval, including a change in control.

DEPENDENCE ON KEY PERSONNEL

                  We are substantially dependent upon the personal efforts and abilities of Warren B. Kanders and Jonathan M. Spiller. Should either of these members of our senior management be unable or unwilling to continue in their present roles, our business could be materially adversely affected.

EFFECT OF CERTAIN STATUTORY PROVISIONS

                  We are subject to the anti_takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prohibits a publicly_held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

                  The market price for our Common Stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our Common Stock to fluctuate substantially. Due to our relatively small size, a large contract awarded to or lost by us may have the effect of distorting our overall financial results. In addition, the stock market has experienced extreme price and volume fluctuations that are often unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our Common Stock.

SUBSTANTIAL AMOUNT OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

                  As of December 31, 1999 we had 23,302,958 shares of our Common Stock outstanding. Of these shares, approximately 10.8 million shares are freely tradeable under the Securities Act by persons who are not our "affiliates" (in general, an affiliate is any person who has a control relationship with us). Of the remaining outstanding shares of our Common Stock, approximately 5.7 million shares are deemed to be "restricted securities" as that term is defined in Rule 144, all of which will become qualified for sale in the public market in compliance with Rule 144.

                  No prediction can be made as to the effect, if any, that market sales of shares of our Common Stock that are restricted securities, or the availability of such shares for sale, will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to raise capital through an offering of equity securities.

                  As part of our acquisition strategy, we anticipate issuing additional shares of our Common Stock. To the extent that we are able to execute our acquisition strategy, the number of outstanding shares of our Common Stock that will be eligible for sale in the future is likely to increase substantially. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could depress demand for our Common Stock and result in a lower price than would otherwise be obtained.

NO DIVIDENDS

                  We currently do not intend to pay any cash dividends on our Common Stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. The Credit Facility contains restrictions on our ability to pay dividends or make other distributions.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                              SELLING STOCKHOLDERS

         Set forth below is, as of June 30, 2000: (a) the name of each Selling Stockholder and his or her relationship to the Company during the past three years; (b) the number of shares of Common Stock that each Selling Stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although certain options actually vest over a period of time);
(c) the number of shares offered pursuant to this Prospectus by each Selling Stockholder (assuming that all options are fully exercisable); and (d) the amount and percentage of the Common Stock outstanding to be held by such Selling Stockholder after completion of the sale of Shares offered pursuant to this Prospectus. The Selling Stockholders are listed herein, whether or not they have a present intent to resell.



                                                                   NUMBER OF
                                                   NUMBER OF       SHARES TO BE
                                                   SHARES          ACQUIRED       NUMBER OF        PERCENTAGE OF
                                                   BENEFICIALLY    UNDER THE      SHARES           COMMON
                                                   OWNED (1)       PLAN OR        TO BE            STOCK TO BE
                                                   PRIOR           PROGRAM AND    OWNED AFTER      OWNED AFTER
                             RELATIONSHIPS TO      TO THE          OFFERED        EXERCISE AND     EXERCISE AND
NAME OF SELLER               THE COMPANY           OFFERING        HEREBY         THE OFFERING     THE OFFERING
--------------               -----------           --------        ------         ------------     ------------
Warren B. Kanders            Chairman of the       3,442,578 (2)   200,000        3,242,578          14.2%
                             Board of Directors

Jonathan M. Spiller          CEO and President;    950,133 (3)     300,000          850,133           3.7%
                             Director

Robert R. Schiller           Executive Vice        191,667 (4)    125,000          150,000            *
                             President and
                             Director of
                             Corporate
                             Development

Nicholas B. Winiewicz        Vice President -      25,000 (5)                        25,000            *
                             Finance, CFO,
                             Secretary and
                             Treasurer

Stephen E. Croskrey          President and CEO -   25,000 (6)                        25,000            *
                             Armor Holdings
                             Products Division

Stephen J. Loffler           President and CEO -   25,000 (7)                        25,000            *
                             ArmorGroup Services
                             Division

Stephan B. Salzman           Director              1,459,924 (8)   20,000         1,439,924           6.3%

Burtt R. Ehrlich             Director              309,100 (9)     20,000           289,100           1.3%

Nicholas Sokolow             Director              225,000 (10)    20,000           205,000            *

Thomas W. Strauss            Director              145,000 (11)    20,000           125,000            *

Alair A. Townsend            Director              100,516 (12)    20,000            80,516            *

Richard C. Bartlett          Director              20,000 (13)     20,000                 0            *

----------------------

*        Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 3,057,178 shares; and Kanders Florida Holdings, Inc. 1996 Charitable Remainder Unitrust, of which Mr. Kanders is trustee, owns 185,400 shares. Mr. Kanders disclaims beneficial ownership of the shares owned by the trust.

(3) Includes options to purchase 495,141 shares of common stock. Also includes 43,541 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Does not include 91,823 shares of which Mr. Spiller may be deemed to have a beneficial ownership interest pursuant to an agreement with Kanders.

(4)      Includes options to purchase 191,667 shares of common stock.

(5)      Includes options to purchase 25,000 shares of common stock.

(6)      Includes options to purchase 25,000 shares of common stock.


(7)      Includes options to purchase 25,000 shares of common stock.

(8) Comprised of shares of common stock beneficially owned by FS Partners, LLC. Mr. Salzman serves as managing Member of FS Partners, LLC and owns 50% interest in FS Ventures Inc., the general partner of FS Partners II, L.P. Mr. Salzman disclaims beneficial ownership of such shares except to the extent of his proportional pecuniary interest therein. Includes options to purchase 20,000 shares of common stock.

(9) Includes options to purchase 95,000 shares of common stock. Also includes 13,400 shares owned by Mr. Ehrlich's children and 25,600 in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership. Also includes 11,700 shares owned by Mr. Ehrlich's individual retirement account.

(10) Includes options to purchase 95,000 shares of common stock. Also includes 100,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, and 20,000 shares owned by Mr. Sokolow's children, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan.

(11)     Includes options to purchase 95,000 shares of common stock.

(12) Includes 5,516 shares of common stock and options to purchase 95,000 shares of common stock.

(13) Does not include 625,000 shares beneficially owned by Richmont Capital Partners I L.P., of which Mr. Bartlett may be deemed to be an affiliate. Mr. Bartlett disclaims ownership of such shares. Includes options to purchase 20,000 shares of common stock.

                              PLAN OF DISTRIBUTION

The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.

                                    EXPENSES

All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by us. It is estimated that the total amount of such expenses will not exceed $30,000.


                                 USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares of Common Stock by the Selling Stockholders, but will receive funds from the sale of stock to the Selling Stockholders, which funds will be used by us for working capital.


                                    LEGALITY

Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of Common Stock.


                                     EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated income statement and the consolidated statement of cash flows for the year ended December 27, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1999, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and to which reference is hereby made.


                                -----------------

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----
AVAILABLE INFORMATION................................................ 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................... 3

THE COMPANY.......................................................... 4

RISK FACTORS.........................................................21

SELLING STOCKHOLDERS.................................................27

PLAN OF DISTRIBUTION.................................................29

EXPENSES.............................................................30

USE OF PROCEEDS......................................................30

LEGALITY.............................................................30

EXPERTS..............................................................30


                                -----------------

         No dealer, salesman or other person has been authorized to given any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                                     PART II

Item 3.  Incorporation of Documents by Reference

         The following documents heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

                  i. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A (Reg. No. 1-11667), pursuant to Section 12 of the Exchange Act, filed as of April 29, 1999, including any amendment or report filed for the purpose of updating such description.

                  ii. The Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.

                  iii. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

                  iv. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000.

                  v. Definitive Proxy Statement dated May 19, 2000, relating to the annual meeting of stockholders held on June 15, 2000.


         All of such documents are on file with the Commission. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the DGCL makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         As permitted by the DGCL, our Charter provides that, to the fullest extent permitted by the DGCL, no director shall be liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate our right and the right of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.


         Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.


         The Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


         The Charter also provides that to the extent a director or officer has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not we would have the power to indemnify him against such liabilities under the provisions of
         Section 145 of the DGCL.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Number           Description
------           -----------

4.1              Armor Holdings, Inc. 1999 Stock Incentive Plan, incorporated by reference to Appendix A of the Company's 1999 Proxy
                 Statement, dated May 24, 1999.


4.2              Armor Holdings, Inc. 1998 Stock Option Plan, incorporated by reference to Exhibit 10.19 to the Company's Annual
                 Report on 10-K/A for the year ended December 31, 1998.


5.1              Opinion of Kane Kessler, P.C.


23.1             Consent of Kane Kessler, P.C. (included in Exhibit 5.1)


23.2             Consent of PricewaterhouseCoopers LLP


23.3             Consent of Deloitte & Touche LLP

24.1             Power of Attorney (contained on the signature page hereto)

Item 9.  Undertakings.

         A. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on the 28th day of August, 2000.


                               ARMOR HOLDINGS, INC.




                               By: /s/ Jonathan Spiller
                                   ----------------------------------
                                   Name: Jonathan Spiller
                                   Title:  President and Chief Executive Officer


We, the undersigned officers and directors of Armor Holdings, Inc., and each of us, do hereby constitute and appoint Warren B. Kanders and Jonathan M. Spiller, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors or officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                              Date
---------                     -----                              ----

/s/ Warren B. Kanders
-----------------------       Chairman of the Board of         August 23, 2000
Warren B. Kanders                  Directors


/s/ Jonathan M. Spiller
-----------------------       President, Chief Executive       August 28, 2000
Jonathan M. Spiller                Officer and Director
                                   (Principal Executive
                                   Officer)

/s/ Nicholas B. Winiewicz
-------------------------     Vice President - Finance,        August 28, 2000
Nicholas B. Winiewicz              Chief Financial Officer,
                                   Secretary and Treasurer
                                   (Principal Accounting
                                   Officer, Principal
                                   Financial Officer)

/s/ Burtt R. Ehrlich
-----------------------       Director                         August 23, 2000
Burtt R. Ehrlich


/s/ Nicholas Sokolow
-----------------------       Director                         August 24, 2000
Nicholas Sokolow


/s/ Thomas W. Strauss
-----------------------       Director                         August 25, 2000
Thomas W. Strauss


/s/ Richard C. Bartlett
-----------------------       Director                         August 28, 2000
Richard C. Bartlett

/s/ Stephen B. Salzman
-----------------------       Director                         August 23, 2000
Stephen B. Salzman

/s/ Alair A. Townsend
-----------------------       Director                         August 23, 2000
Alair A. Townsend

                                  EXHIBIT INDEX

                                   DESCRIPTION

THE FOLLOWING DOCUMENTS ARE INCORPORATED BY REFERENCE:

Number            Description
------            -----------

4.1 Armor Holdings, Inc. 1999 Stock Incentive Plan, incorporated by reference to Appendix A of the Company's 1999 Proxy Statement, dated May 24, 1999.

4.2 Armor Holdings, Inc. 1998 Stock Option Plan, incorporated by reference to Exhibit 10.19 to the Company's Annual Report on 10-K/A for the year ended December 31, 1998.

THE FOLLOWING DOCUMENTS ARE FILED HEREWITH:

Number            Description
------            -----------

5.1 Opinion of Kane Kessler, P.C. regarding the legality of the Common Stock being registered

23.1              Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2              Consent of PricewaterhouseCoopers LLP

23.3              Consent of Deloitte & Touche LLP

24.1              Power of Attorney (included in the signature page hereto)